FORM OF PURCHASE AGREEMENT

COPELAND SMID CAP DIVIDEND GROWTH FUND

Copeland Trust, a Delaware Statutory Trust (the “Trust”), and Steven J. Adams hereby agree with each other as follows:

1.       The Trust hereby offers Steven J. Adams and Steven J. Adams hereby purchases one Class I share of the Trust's Copeland SMID Cap Dividend Growth Fund (the “Fund”) for $10.00 per share, (the “Share”). The Trust hereby acknowledges receipt from Steven J. Adams of funds in the total amount of $10.00 in full payment for such Share.

2.       Steven J. Adams represents and warrants to the Trust that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the ___ day of February, 2017.

COPELAND TRUST

ATTEST:

By: Sofia A. Rosala                                          By: Steven J. Adams

Title: Secretary                                                Title: Treasurer

ATTEST:

By: Sofia A. Rosala                                           By: Steven J. Adams

Title: Secretary                                                 Title: Treasurer